Exhibit 10.19

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

DIAGNOSTICS LICENSE AGREEMENT

This DIAGNOSTICS LICENSE AGREEMENT (hereinafter “AGREEMENT”), is executed on the 9th day of December, 2004, between diaDexus, Inc., a Delaware Corporation, with offices at 343 Oyster Point Boulevard, South San Francisco, California, USA 94080 (hereinafter “DIADEXUS”), and ICOS Corporation, a Delaware corporation having its principal place of business at 22021 20th Avenue S.E., Bothell, Washington, USA 98021 on behalf of itself and its AFFILIATES (hereinafter “ICOS”).

WITNESSETH THAT:

WHEREAS, ICOS is the owner of all right, title and interest in certain patents and patent applications relating to platelet-activating factor acetylhydrolase (hereinafter “PAF-AH”);

WHEREAS, ICOS and DIADEXUS have entered into a [*] License Agreement, dated December 6, 2000 under the PAF-AH patents for human diagnostic applications;

WHEREAS, subject to certain ICOS-retained rights RETAINED RIGHTS (as defined below), ICOS wishes to grant DIADEXUS a license under the PAF-AH patents for human diagnostic applications in accordance with the terms herein.

NOW, THEREFORE, in consideration of the covenants and obligations expressed herein, and intending to be legally bound, the parties agree as follows:

1.	DEFINITIONS

1.1        “AFFILIATE” means any corporation, firm, partnership or other entity, whether de jure or de facto, that directly or indirectly through one or more intermediaries’ controls, is controlled by or is under common control with a party to this AGREEMENT. An entity shall be deemed to control another entity if it (i) owns, directly or indirectly, at least fifty percent of the outstanding voting securities or capital stock (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) of such other entity, or has other comparable ownership interest with respect to any entity other than a corporation; or (ii) has the power, whether pursuant to contract, ownership of securities or otherwise, to direct the management and policies of the entity.

1.2        “CONFIDENTIAL INFORMATION” means all information, knowledge, technology, methods, practices, formulas, procedures, designs, drawings, data, and other valuable information of whatever nature, whether communicated in writing, verbally or electronically, which is provided by one party to the other party in connection with this AGREEMENT.

1.3        “DIADEXUS LICENSED PRODUCTS” means diagnostic products or diagnostic services of DIADEXUS, its AFFILIATES or its or their sublicensees, the identification, research, development, use, manufacture, sale, offer for sale or importation of which, but for the license granted to DIADEXUS by ICOS herein, would infringe a VALID CLAIM.

1.4        “EFFECTIVE DATE” means the date upon which this AGREEMENT shall become effective and binding upon the parties, which shall be the latest of 1) execution date of this AGREEMENT or 2) the execution of a license agreement between ICOS and GSK relating to therapeutic uses of the ICOS PATENTS.

1.5        “FIELD” means human diagnostic uses.

1.6        “GSK” shall mean Glaxo Group Limited doing business as GlaxoSmithKline.

1.7        “ICOS PATENTS” means those patent applications (including any patents issuing from such patent applications) and issued patents set out in Exhibit A and any provisionals, divisionals, continuations, continuations-in-part, reissues, reexaminations, extensions derived therefrom, as well as all foreign patent applications and granted patents issuing therefrom, and all functional counterparts and functional equivalents thereof including, but not limited to substitutions, confirmations, registrations, revalidations, supplemental protection certificates, administrative protection certificates (or other governmental actions).

1.8        “ICOS RETAINED RIGHTS” means (i) the right of ICOS and its AFFILIATES to use the ICOS PATENTS in the FIELD for internal research purposes only and (ii) the right of ICOS to grant to a single THIRD PARTY CO-EXCLUSIVE LICENSEE at all times a co-exclusive license to use the ICOS PATENTS in the FIELD with right to sublicense.

1.9        “NET SALES” means the aggregate gross sales (“Gross Sales”) amount actually invoiced by DIADEXUS or its AFFILIATES or its or their sublicensees for the DIADEXUS LICENSED PRODUCTS less the following deductions relating to such sales to the extent such deductions are consistent with the normal practice in the diagnostic products industry:

(a)        trade, quantity and cash discounts and rebates and other discounts actually allowed by

DIADEXUS;

(b)        any adjustments on account of price adjustments, billing errors, rejected goods, damaged goods and returns, but only to the extent not previously deducted from NET SALES;

(c)        credits, charge-backs and prime vendor rebates, fees, reimbursements, and similar payments actually granted or given to wholesalers and other distributors, buying groups, health care insurance carriers, pharmacy benefit management companies, health maintenance organizations, other institutions or health care organizations or other customers, but only to the extent not previously deducted from NET SALES;

(d)        rebates or other price reductions provided, based on sales by DIADEXUS of DIADEXUS LICENSED PRODUCTS, to any governmental or regulatory authority in respect of any state or federal Medicare, Medicaid or similar programs, but only to the extent not previously deducted from NET SALES; and

e)        freight, insurance and other transportation costs associated with the shipment of DIADEXUS LICENSED PRODUCTS from DIADEXUS to its customers if charged separately.

Sales or other transfers of DIADEXUS LICENSED PRODUCTS between DIADEXUS and its AFFILIATES and their sublicensees solely for: (A) internal research and development purposes or (B) resale to THIRD PARTIES shall not count as NET SALES. Sales or transfers of DIADEXUS LICENSED PRODUCTS by DIADEXUS AFFILIATES and sublicensees to THIRD PARTIES shall count as NET SALES (at the price invoiced by such AFFILIATES and sublicensees), provided, however, that sales or transfers of DIADEXUS LICENSED PRODUCTS by DIADEXUS, its AFFILIATES and sublicensees to a THIRD PARTY CO-EXCLUSIVE LICENSEE shall not count as NET SALES if (i) such DIADEXUS LICENSED PRODUCTS are used for internal research and development purposes purposes by such THIRD PARTY CO-EXCLUSIVE LICENSEE or (ii) such DIADEXUS LICENSED PRODUCTS are resold or transferred by such THIRD PARTY CO-EXCLUSIVE LICENSEE to THIRD PARTIES, and are NET SALES of such THIRD PARTY CO-EXCLUSIVE LICENSEE for which a royalty is paid by such THIRD PARTY CO-EXCLUSIVE LICENSEE at the time and price of such resale or transfer. In the event that DIADEXUS sells DIADEXUS LICENSED PRODUCTS as part of a bundle or group sale with other products not covered by this AGREEMENT, and DIADEXUS provides a discount, allowance or rebate to the purchaser of such products based on the invoiced prices for all products sold, such discount must be allocated pro rata based on the selling prices of such products before taking into account the discount, allowance or rebate on DIADEXUS LICENSED PRODUCTS provided as part of such bundle. NET SALES on DIADEXUS LICENSED PRODUCTS transferred as a part of a non-cash exchange shall be calculated at the customary sales price or fair market value invoiced to THIRD PARTIES in an arms-length transaction.

1.10        “THIRD PARTY” or “THIRD PARTIES” means any party or parties, respectively, other than DIADEXUS and ICOS and/or their AFFILIATES.

1.11        “THIRD PARTY CO-EXCLUSIVE LICENSEE” means any THIRD PARTY to whom ICOS grants a co-exclusive license to use the ICOS PATENTS in the FIELD with a right to sublicense.

1.12        “VALID CLAIM” shall mean a claim of an issued and unexpired ICOS PATENT which has not lapsed, been abandoned with the United States Patent and Trademark Office or its foreign equivalent or been held permanently revoked, unenforceable or invalid by a decision of a court or other governmental agency of competent jurisdiction, unappealable or unappealed within the time allowed for appeal.

2.	GRANT OF LICENSE

2.1        As of the EFFECTIVE DATE and subject to ICOS RETAINED RIGHTS, ICOS hereby grants to DIADEXUS a co-exclusive, royalty-bearing, worldwide license, with the right to grant sublicenses (under Section 2.2 below), to use the ICOS PATENTS in the FIELD, subject to the terms and conditions of this AGREEMENT, to identify, research, develop, make, have made, use, sell, offer for sale, and import DIADEXUS LICENSED PRODUCTS, and for the research and development of such DIADEXUS LICENSED PRODUCTS. For the avoidance of doubt, the right of DIADEXUS to grant sublicenses under the ICOS PATENTS in the FIELD is solely for the purpose of having DIADEXUS LICENSED PRODUCTS identified, researched, developed, made, used, sold, offered for sale, or imported for DIADEXUS or its AFFILIATES. DIADEXUS does not have rights under the ICOS PATENTS for uses outside the FIELD.

2.2        The license granted in Section 2.1 shall be sublicensable by DIADEXUS within the FIELD to any of its AFFILIATES and to any THIRD PARTY without the consent of ICOS. Any sublicense granted by DIADEXUS to an AFFILIATE or to a THIRD PARTY hereunder shall be consistent with all the terms and conditions of this AGREEMENT. DIADEXUS shall provide ICOS a copy of any sublicense it grants, with financial terms and other highly negotiated or sensitive terms redacted, at its option, within thirty (30) days of the execution of such sublicense. DIADEXUS shall remain liable to ICOS for its sublicensed AFFILIATES’ and sublicensees’ compliance with the provisions of this AGREEMENT. The termination of DIADEXUS’ rights hereunder shall automatically terminate any sublicense granted thereon.

3.	CONSIDERATION AND RECORDS RELATING THERETO

3.1        In consideration for the license granted to DIADEXUS under Section 2 of this AGREEMENT, DIADEXUS shall pay to ICOS the [*].

3.2        In consideration for the license granted to DIADEXUS under Section 2 of this AGREEMENT, DIADEXUS shall pay to ICOS:

(a) a royalty of [*], or

(b) a royalty of [*].

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

For clarity, no royalty otherwise payable under this Section 3.2 shall be increased or decreased by the covenant not to sue set forth in Section 6.3.

Such royalty shall be payable for all NET SALES of DIADEXUS LICENSED PRODUCTS occurring after the EFFECTIVE DATE and continuing for the TERM of this AGREEMENT. For clarity, any products or services sold for administration in humans for any in-vivo therapeutic or preventative purpose by or on behalf of DIADEXUS, or any of its AFFILIATES or sublicensees shall not be subject to the royalty obligation set forth in this Section 3.2.

3.3        Payments shall be made on a quarterly basis, within thirty (30) days following the end of any calendar quarter of this AGREEMENT, in United States dollars, to ICOS at its address as designated in the Notices Section herein. Any withholding taxes required by law on remittance of the royalty payments shall be deducted from the royalty paid and documentation of such withholding shall be furnished along with original copies of all official receipts for such taxes. Any tax paid or required to be withheld by DIADEXUS for the benefit of ICOS on account of any royalties or other payments payable to ICOS under this AGREEMENT shall be deducted from the amount of royalties or other payments otherwise due. DIADEXUS shall secure and send to ICOS proof of any such taxes withheld and paid by DIADEXUS for the benefit of ICOS, and shall, at ICOS’s request, provide reasonable assistance to ICOS in recovering such taxes.

ICOS warrants that it is resident for tax purposes in the United States and that ICOS is entitled to relief from United Kingdom income tax under the terms of the double tax agreement between the UK and the United States. ICOS shall notify DIADEXUS immediately in writing in the event that ICOS ceases to be entitled to such relief. DIADEXUS may pay royalty income and any other payments under this AGREEMENT to ICOS by deducting tax at a rate specified in the double tax treaty between the UK and the United States. ICOS agrees to indemnify and hold harmless DIADEXUS against any loss, damage, expense or liability arising in any way from a breach of the above warranties or any future claim by a UK tax authority or other similar body alleging that DIADEXUS was not entitled to deduct withholding tax on such payments at source at the treaty rate. If any royalties hereunder are based on NET SALES converted from foreign currency, such conversion shall be made by using the exchange rate as listed in the Wall Street Journal on the last business day of the calendar quarter to which such royalty payments relate. Late payment shall bear interest equivalent to the annual prime rate plus two percent (2%), calculated daily on the basis of a three hundred sixty (360) day year.

3.4        Each payment shall be accompanied by a report setting forth an accounting of total NET SALES of DIADEXUS, its AFFILIATES and its sublicensees, including a reporting of any applicable deductions, allowances, charges, and transfers as provided for in the definition of NET SALES.

3.5        DIADEXUS shall keep and maintain (and shall require all of its AFFILIATES and its or their sublicensees to keep and maintain) complete, accurate, and continuous records regarding NET SALES and the calculation thereof, for a period of three (3) years following the end of the calendar year to which such records pertain.

3.6        The records kept by DIADEXUS and its AFFILIATES and its or their sublicensees shall be made available upon reasonable notice during normal business hours for examination not to exceed once per calendar year by one or more auditors of ICOS’s choosing, who shall be permitted upon their premises to make and retain copies of any and all parts of said records, including invoices that are relevant to any payment or report required hereunder. Any amount found to have been owed but not paid shall be paid promptly, including the interest (as provided for in Section 3.3). In the event any such audit shows an underpayment of five percent (5%) or more, ICOS shall be reimbursed for its out-of-pocket expense regarding such audit.

4.	CONFIDENTIALITY

4.1        All CONFIDENTIAL INFORMATION disclosed by one party to the other shall remain the property of the disclosing party and, during the term of the AGREEMENT and for ten (10) years thereafter, such CONFIDENTIAL INFORMATION shall be maintained by the receiving party in confidence with the same degree of care it applies with its own CONFIDENTIAL INFORMATION, and in any event no less than a reasonable standard of care. Either party may disclose the CONFIDENTIAL INFORMATION of the other party on a need-to-know basis to the receiving party’s AFFILIATES, and its or their directors, officers, employees, agents or consultants, to the extent such disclosure is reasonably necessary in connection with the receiving party’s activities as expressly authorized by this AGREEMENT and the receiving party’s AFFILIATES, directors, officers, employees, contractors or consultants are bound by similar obligations of confidence. Each party will promptly notify the other upon discovery of any unauthorized use or disclosure of the other party’s CONFIDENTIAL INFORMATION. Notwithstanding the foregoing provisions of section 4.1, DIADEXUS may disclose CONFIDENTIAL INFORMATION to GSK for the sole purpose of advancing DIADEXUS’s commercial development of DIADEXUS LICENSED PRODUCTS under this AGREEMENT and may receive ICOS CONFIDENTIAL INFORMATION from GSK if it treats such CONFIDENTIAL INFORMATION as CONFIDENTIAL INFORMATION disclosed by ICOS under the terms of this AGREEMENT.

4.2        Nothing in this Section 4 shall in any way restrict the rights of either party to use, disclose or otherwise deal with any information disclosed hereunder which:

    (i)      can be demonstrated to have been in the public domain as of the date of execution of this AGREEMENT or enters into the public domain through the term of this AGREEMENT through no act or omission of the receiving party; or

    (ii)      can be demonstrated to have been known to the receiving party prior to the execution of this AGREEMENT, to the extent evidenced by written records; or

    (iii)      can be demonstrated to have been rightfully received by the receiving party after disclosure under this AGREEMENT from a THIRD PARTY that has a right to make such a disclosure; or

    (iv)      shall be required to be disclosed by applicable law, rule or regulation, by order of a United States governmental authority or by a court of competent jurisdiction; provided that the receiving party shall use reasonable efforts to obtain confidential treatment of such information by the agency or party and/or to limit the scope of such required disclosure and give the other party prompt written notice and sufficient opportunity to object, time permitting, to such disclosure; or

    (v)      can be demonstrated to have been independently developed by employees, agents or consultants of the receiving party who have not had access to CONFIDENTIAL INFORMATION provided to the receiving party hereunder, to the extent evidenced by written records.

4.3        In the event that a court or other legal or administrative tribunal, directly or through an appointed master, trustee or receiver, assumes partial or complete control over the assets of a party to this AGREEMENT based on the insolvency or bankruptcy of such party, the bankrupt or insolvent party shall promptly notify the court or other tribunal (i) that CONFIDENTIAL INFORMATION received from the other party under this AGREEMENT remains the property of the other party and (ii) of the confidentiality obligations under this AGREEMENT. In addition, the bankrupt or insolvent party shall, to the extent permitted by law, take all steps necessary or desirable to maintain the confidentiality of the other party’s CONFIDENTIAL INFORMATION and to ensure that the court, other tribunal or appointee maintains such information in confidence in accordance with the terms of this AGREEMENT.

4.4        No public announcement or other disclosure to THIRD PARTIES concerning the terms of this AGREEMENT shall be made, either directly or indirectly, by any party to this AGREEMENT, except as may be legally required or as may be required for recording purposes, or as may be expressly or impliedly permitted to ensure fulfillment of this AGREEMENT, without first obtaining the approval of the other party and agreement upon the nature and text of such announcement or disclosure. The party desiring to make any such public announcement or other disclosure shall inform the other party of the proposed announcement or disclosure in reasonably sufficient time prior to public release, and shall provide the other party with a written copy thereof, in order to allow such other party to comment upon such announcement or disclosure. Each party agrees that it shall cooperate fully with the other with respect to all disclosures regarding this AGREEMENT to the Securities and Exchange Commission and any other governmental or regulatory agencies. ICOS agrees that DIADEXUS may disclose the terms of this AGREEMENT, if required, to the Securities and Exchange Commission and any other governmental or regulatory agency, if DIADEXUS’ request for confidential treatment of such terms is denied or otherwise modified to require such disclosure. To the extent not inconsistent with the preceding sentence, this authorization does not extend to disclosure of any other information, including without limitation (i) the identities of the parties or potential participants to this AGREEMENT, (ii) the amount or timing of any payments hereunder, or (iii) the existence or status of any negotiations, or any other term or structure of the transactions contemplated hereby, all of which shall remain and be treated as CONFIDENTIAL INFORMATION of the party to which is relates. Neither party shall issue any press release or other public statement regarding this AGREEMENT without the prior written consent of the other party.

5.	TERM AND TERMINATION

5.1        Unless otherwise terminated in accordance with this Article 5, the term of this AGREEMENT shall commence on the EFFECTIVE DATE and shall expire when there is no longer a VALID CLAIM (the “TERM”). Upon the expiration of this AGREEMENT but not its termination, provided that DIADEXUS has paid the consideration to ICOS that is due and accrued as of such expiration date, DIADEXUS shall have the right to continue to practice the subject matter recited in the claims of the ICOS PATENTS within the FIELD after the TERM without any consideration due to ICOS.

5.2        If either party materially fails or neglects to perform covenants or provisions of this AGREEMENT (“default”) and if such default is not corrected within sixty (60) days after receiving written notice of such default, the non-defaulting party shall have the right to terminate this AGREEMENT by giving additional written notice of intent to terminate this AGREEMENT, so long as such additional notice of termination is given within six (6) months of the date the first notice of default was sent, and unless the defaulting party corrects such default before the expiration of such six (6) month term. Upon termination of this AGREEMENT pursuant to this Section 5.2, all licenses granted hereunder and all royalty obligations shall terminate.

5.3        This AGREEMENT shall terminate in relation to the rights granted to a party under this AGREEMENT if, at any time, whether voluntarily or not, the party: (a) files in any court or agency pursuant to any statute or regulation of any state or country, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of the other party or of its assets, (b) proposes a written agreement of composition or extension of its debts, (c) is served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, (d) if the other party shall propose or be a party to any dissolution or liquidation, (e) makes an assignment for the benefit of creditors, or (f) suffers any proceeding analogous to the above under any statute or regulation of any state or country.

5.4        Notwithstanding the bankruptcy of ICOS, DIADEXUS shall be entitled, at its sole discretion, to elect to retain its rights hereunder, in their entirety, including the licenses granted herein by ICOS, subject to DIADEXUS’ obligations herein, including its obligation to make payments and reports to ICOS (or its successor in interest, heir, administrator or assign) and nothing herein shall terminate ICOS’s or its successor’s, heir’s, administrator’s or assign’s right to enforce its rights against DIADEXUS therein.

5.5        The parties hereby acknowledge and agree that any license granted under or pursuant to this AGREEMENT is, and will otherwise be deemed to be, for purposes of Section 365(n) of the U.S. Bankruptcy Code, a license of right to “intellectual property” as defined under Section 101 of the U.S. Bankruptcy Code. ICOS agrees that, with regard to the licenses granted to DIADEXUS hereunder, DIADEXUS, as a licensee of such rights under this AGREEMENT, will retain and may fully exercise all of their rights and elections under the U.S. Bankruptcy Code.

6.	PATENT FILINGS, INDEMNITY, COVENANT NOT TO SUE

6.1        ICOS shall, at its own cost and expense, and in its sole discretion, prepare, file, prosecute, defend, enforce, and maintain the ICOS PATENTS licensed hereunder.

     In the event ICOS does not prepare, file, prosecute, defend, enforce or maintain any of the ICOS PATENTS, DIADEXUS shall have the right, but not the obligation, to do so, at its own cost, pursuant to the terms of the co-exclusive license agreement entered into between DIADEXUS and ICOS. In such event, all costs associated with the preparation, filing, prosecution, defense, enforcement and/or maintenance of any such ICOS PATENTS shall be offset against royalties owed by DIADEXUS to ICOS. Further, in the event DIADEXUS exercises its option hereunder, ICOS shall cooperate with DIADEXUS in the most efficient an expeditious manner possible, to ensure DIADEXUS maintains the maximum protection and potential commercial benefit from such ICOS PATENTS and shall execute and deliver all documents reasonably required to evidence or record DIADEXUS’ rights to prepare, file, prosecute, defend, enforce and/or maintain such ICOS PATENTS. Any recovery or damages derived from any action or suit relating to the enforcement or defense of the ICOS PATENTS shall be retained by DIADEXUS.

     In the event DIADEXUS does not exercise its option to take up or progress the preparation, filing, prosecution, defense, enforcement or maintenance of any such ICOS PATENTS, the THIRD PARTY CO-EXCLUSIVE LICENSEE shall have the right, but not the obligation, to do so, at its own cost, without prejudice to its rights in respect of breach of contract in such circumstance.

6.2        Indemnification Each party shall on behalf of itself and its AFFILIATES and its or their sublicensees (collectively “Indemnifying Party”) indemnify, hold harmless, and defend the other party, its AFFILIATES, officers, directors, employees, agents and consultants (“Indemnified Party”) from and against any and all claims, losses, damages, and/or liability of whatsoever kind or nature, as well as all costs and expenses, including, without limitation, reasonable attorneys’ fees and court costs (collectively “Losses”) which arise or may arise at any time out of or in connection with: (a) the Indemnifying Party’s breach under Section 7 of its Warranties and Representations; or (b) any act or omission of gross negligence or willful misconduct of the Indemnifying Party. Where requested by a party, the other party shall, at the requesting party’s cost and expense, cooperate fully with the requesting party and its legal representatives in the investigation and defense of the action. In the event of a settlement, the Indemnifying Party shall obtain the consent of the Indemnified Party before agreeing to any settlement that imposes restrictions which are inconsistent with the rights and obligations of the Indemnified Party. Neither party shall be liable to indemnify the other party hereunder for any loss, damage, cost and expense to the extent resulting from (x) the gross negligence or willful misconduct or wrongdoing of the other party or its AFFILIATES/sublicensees or (y) any breach by the other party of its representations, warranties, covenants or agreements hereunder. DIADEXUS shall on behalf of itself and its AFFILIATES/sublicensees further indemnify, hold harmless, and defend ICOS, its AFFILIATES, officers, directors, employees, agents and consultants from and against any and all Losses which arise or may arise at any time out of or in connection with any DIADEXUS LICENSED PRODUCT.

6.3        Covenant Not to Sue. ICOS will not assert the ICOS PATENTS in the FIELD against DIADEXUS or its AFFILIATES or any of its or their sublicensees, successors, heirs, administrators or permitted assigns with regard to any activities licensed hereunder including any such activities that may have occurred prior to the EFFECTIVE DATE. Nothing contained in this Section 6.3 shall be deemed to constitute the grant of a license broader in scope than the license provided in Section 2, whether express or implied, of any kind or require any payment of any kind. This Section 6.3 shall be binding upon the sublicensees, successors, heirs, administrators, executors and permitted assigns of the respective parties,

7.	WARRANTIES AND REPRESENTATIONS

7.1        ICOS warrants and represents that:

    (a)        it and/or one of its AFFILIATES owns the entire right, title and interest in the ICOS PATENTS;

    (b)        regardless of any distribution of ownership of ICOS PATENTS among ICOS and its AFFILIATES, ICOS owns sufficient right, title and interest in each of the ICOS PATENTS to convey all rights contemplated hereunder;

    (c)        it does not, as of the EFFECTIVE DATE, own or control any patents or patent applications that dominate such ICOS PATENTS;

    (d)        to the best of its knowledge, as of the EFFECTIVE DATE, there are no additional patents or patent applications specifically relating to PAF-AH owned or controlled by ICOS; and

    (e)        it has not received notice as of the EFFECTIVE DATE that the practice of the ICOS PATENTS infringes or misappropriates the rights or intellectual property of any THIRD PARTY or any notice of any pending or threatened litigation alleging such infringement or misappropriation.

7.2        Each party represents and warrants that:

    (a)        the execution and delivery of this AGREEMENT has been duly authorized and no further approval, corporate or otherwise, is required in order to execute this binding AGREEMENT;

    (b)        it shall comply with any applicable international, national, or local laws and regulations in its performance under this AGREEMENT; and

    (c)        its rights and obligations under this AGREEMENT do not conflict with any contractual obligations or court or administrative order by which it is bound.

7.3        NEITHER PARTY MAKES ANY REPRESENTATION OR WARRANTY, EXPRESS, IMPLIED, STATUTORY, OR OTHERWISE THAT IS NOT EXPRESSLY SET FORTH IN THIS AGREEMENT AND EXPRESSLY DISCLAIMS ALL WARRANTIES NOT EXPRESSLY SET FORTH IN THIS AGREEMENT, INCLUDING WITHOUT LIMITATION MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, OR ANY IMPLIED WARRANTIES ARISING FROM ANY COURSE OF DEALING, USAGE, OR TRADE PRACTICE. EXCEPT AS EXPRESSLY STATED IN THIS AGREEMENT, NOTHING IN THIS AGREEMENT SHALL BE CONSTRUED AS A REPRESENTATION MADE OR WARRANTY GIVEN WITH RESPECT TO THE SCOPE, VALIDITY OR ENFORCEABILITY OF THE ICOS PATENTS; THAT ANY PATENT WILL ISSUE BASED UPON ANY OF THE PENDING PATENT RIGHTS; OR THAT THE MANUFACTURE, USE, SALE, OFFER FOR SALE OR IMPORTATION OF THE DIADEXUS LICENSED PRODUCTS WILL NOT INFRINGE PATENT OR PROPRIETARY RIGHTS OF ANY THIRD PARTY. IN NO EVENT SHALL EITHER PARTY BE LIABLE TO THE OTHER FOR LOSS OF PROFITS, LOSS OF USE, OR ANY OTHER CONSEQUENTIAL, INCIDENTAL, OR PUNITIVE DAMAGES.

8.	FORCE MAJEURE

If the performance of any part of this AGREEMENT by either party, or of any obligation under this AGREEMENT, is prevented, restricted, interfered with or delayed by reason of any cause beyond the reasonable control of the party liable to perform, unless conclusive evidence to the contrary is provided, the party so affected shall, upon giving written notice to the other party, be excused from such performance to the extent of such prevention, restriction, interference or delay, provided that the affected party shall use its reasonable best efforts to avoid or remove such causes of non-performance and shall continue performance with the utmost dispatch whenever such causes are removed. When such circumstances arise, the parties shall discuss what, if any, modification of the terms of this AGREEMENT may be required in order to arrive at an equitable solution.

9.	GOVERNING LAW

This AGREEMENT shall be construed and enforced in accordance with, and the rights of the parties hereto shall be governed by, the laws of the State of Delaware, without reference to conflicts of law principles except that questions affecting the construction and effect of any patent shall be determined by the law of the country of such patent. In any litigation arising under or relating to this AGREEMENT, the prevailing party shall be entitled to recover reasonable attorney’s fees and litigation costs.

10.	WAIVER OF BREACH

The failure of either party at any time or times to require performance of any provision hereof shall in no manner affect its rights at a later time to enforce the same. No waiver by either party of any condition or term in any one or more instances shall be construed as a further or continuing waiver of such condition or term or of another condition or term. A valid waiver must be executed in writing and signed by the party granting such waiver.

11.	SEPARABILITY

11.1      In the event any portion of this AGREEMENT is or shall be held by a court or tribunal of competent jurisdiction to be illegal, void or ineffective, the remaining portions hereof shall remain in full force and effect.

11.2      If any of the terms or provisions of this AGREEMENT are in conflict with any applicable statute or rule of law, then such terms or provisions shall be deemed inoperative to the extent that they may conflict therewith and shall be deemed to be modified to conform to such statute or rule of law.

11.3      In the event that the terms and conditions of this AGREEMENT are materially altered as a result of Paragraphs 11.1 or 11.2, the parties will renegotiate the terms and conditions of this AGREEMENT to resolve any inequities.

12.	ENTIRE AGREEMENT

This AGREEMENT, entered into as of the date written above, constitutes the entire agreement between the parties relating to a diagnostics license to the subject matter hereof in the FIELD and supersedes all previous writings and understandings including the [*] License Agreement, dated December 6, 2000. No terms or provisions of this AGREEMENT shall be varied or modified by any prior or subsequent statement, conduct or act of either of the parties, except that the parties may amend this AGREEMENT by written instruments specifically referring to and executed in the same manner as this AGREEMENT.

13.	NOTICES

Notices required or permitted under this AGREEMENT shall be in writing and sent by overnight express mail (e.g., FedEx) and shall be deemed to have been properly served to the addressee upon receipt of such written communication, to the following addresses of the parties:

If to ICOS:

ICOS Corporation

22021 20th Avenue S.E.

Bothell, Washington 98021, U.S.A.

Attention: Intellectual Property Dept.

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.

If to DIADEXUS:

diaDexus, Inc.

343 Oyster Point Boulevard

South San Francisco, CA 94080

Attention: CEO

14.	ASSIGNMENT

This AGREEMENT and the terms and conditions hereof and the licenses herein granted herein shall be binding upon and shall inure to the benefit of the successors, heirs, administrators, executors and permitted assigns of the respective parties. Neither this AGREEMENT nor any of the rights and obligations hereunder shall be assignable by either party without the prior written consent of the other provided, however, that either party may assign this AGREEMENT or any part of its rights and obligations hereunder, to any AFFILIATE or to any corporation with which it may merge or consolidate, or in a transfer of all or substantially all of its assets to which this AGREEMENT relates, without obtaining the consent of the other party.

15.	RIGHTS AND DUTIES UPON TERMINATION; SURVIVING PROVISIONS

Termination of this AGREEMENT in accordance with the provisions hereof shall not limit remedies which may be otherwise available in law or equity to either party. The provisions of Articles 4, 9, 10, 11, 12, 13, 14, 15, and 16, and Sections 5.1, 5.2, 6.2, and 6.3 (unless this AGREEMENT is terminated by ICOS in accordance with Section 5.2 for DIADEXUS’ material breach) of this AGREEMENT shall survive any termination or expiration of this AGREEMENT in accordance with their respective terms and conditions, and shall survive for their stated term where a term is stated, and shall survive indefinitely if no term is stated.

16.	RELATIONSHIP OF PARTIES.

For the purposes of this AGREEMENT, each party is an independent contractor and not an agent, partner, joint venture, or employee of the other party. Neither party shall have authority to make any statements, representations, or commitments of any kind, or to take any action which shall be binding on the other party, except as may be explicitly provided for herein or otherwise authorized in writing.

17.	EXECUTION IN COUNTERPARTS

This AGREEMENT may be executed in any number of counterparts, and by facsimile, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties, through their authorized officers, have executed this DIAGNOSTIC LICENSE AGREEMENT as of the date first written above.

DIADEXUS, INC.		ICOS CORPORATION

BY:	/s/ Mohan S. Iyer	BY:	[ILLEGIBLE]

TITLE:	Mohan S. Iyer	TITLE:	VP, Business Development

	V.P. Business Development		December 9, 2004

diaDexus, Inc.

EXHIBIT A

ICOS PATENTS AT SIGNING

[*]

[*] Certain information in this document has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to the omitted portions.